Exhibit 10.4

CHIEF FINANCIAL OFFICER EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of February 8th, 2021 between Cardiff Lexington Corporation, a Florida corporation (together with its subsidiaries, the "Company") and Patrick Lambert a resident of the State of Florida the ("Executive").

WHEREAS the Company desires to employ the Executive as its Chief Financial Officer (CFO) and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship.

The parties agree as follows:

1.   Agreement: Position. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company agrees to employ Executive who acknowledges and agrees to be employed by the Company and to serve the Company as the Chief Financial Officer (CFO) of the Company. Executive's title may not be changed during the term of this Agreement without Board approval.

2.   Duties of Executive:

1.1   As CFO the Executive shall make the reporting and operations more efficient and effective. Perform all accounting and SEC reporting for all financial and accounting activities including maintaining corporate account reconciliations & ledgers, external auditor support & reporting coordination with subsidiary entities. Hands on accounting functions, interacting, and supporting public company audit firm, subsidiary companies, Investors, Lenders, and Acquisition candidates as a key member of the Company leadership team. Additionally, executive will provide advice and counsel to the CEO and Chairman through teamwork, communication, and collaboration. This position has high visibility with the Company's outsourced accounting functions, public company audit firm, subsidiary companies, SEC Reporting, Investors, Lenders, and Acquisition candidates. During employment by the Company, the Executive shall render services as CFO and Controller of the Company, reporting directly to the CEO and to the Chairman of the Board of Directors , with duties and authority as are customary for such role.

2.2   The CFO Duties and responsibilities include subsidiary accounting supervision and compilation, accounting systems setup & conformity, integration, SEC preparation and reporting such as 10Q, 10K, 8K event reports, financial statement preparation, support schedules, basic internal management reporting, subsidiary training, support, and period end review meetings, cloud consolidation system, due diligence support, monthly management reporting, tax preparation, corporate AP management (cloud based), budgeting & forecasting, expense monitoring & advice.

3.3   The Executive will work as a key member of the firm's leadership team, the Executive will take a leadership role in the company's growth, building, implementing, and work in conjunction with the CEO and Chairman regarding Investor relations, systems, processes, workflows, and procedures. The Executive will also pay a critical role in helping to shape and guide the future growth and development of the organization and subsidiary company's ongoing oversight.

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The CFO role requires the qualifications which the Executive acknowledges, represents to possess, and is willing to bring to the Company including but not limited to the responsibility to initially:

•	Manage all aspects of monthly, quarterly, and annual SEC Reporting, financial close and financial statement components of subsidiaries SEC reporting.
•	Facilitate annual and other periodic reviews and audits with the company's external auditors.
•	Assume responsibility for all aspects of general ledger, technical accounting, internal and external reporting, revenue recognition, fixed assets, inventory, billing, collections, tax, payroll, accounts payable and special projects.
•	Develop and implement a uniform documented system of accounting policies and procedures and standardized automated reporting processes.
•	Develop and implement uniform strong internal controls and identify ongoing opportunities to enhance process and controls to ensure continuing compliance.
•	Streamline reporting and looking for ways to incorporate technology to make the process more efficient.
•	Research technical accounting issues and evaluate new technical accounting developments, ensuring that accounting policies comply with GAAP and recommending appropriate actions.
•	Oversee the preparation and filing of tax returns and quarterly and annual tax pro visions.
•	Comply with local, state, and federal government reporting requirements and tax filings.
•	Oversee and maintain the company's financial software.
•	Preparation and distribution of P&Ls and other financial reports and provide analysis to highlight appropriate trends and issues .
•	Prepare budgets and financial forecasts, and report variances.
•	Represent the company with auditors, financial consultants, banks, investment analysts, financial partners, and investors.
•	Build an accounting department as necessary to meet the demands of a quickly growing company.
•	Partner with the executive team to review and develop strategi.es for the overall financial growth of the company and evaluate and advise on short and long-range financial planning.
•	Assist with and properly report M&A and capital-raising transactions.
•	Partner with CEO on strategic business initiatives, including accounting implications for these initiatives.
•	Perform financial due diligence and financial evaluations of proposed M&A targets.
•	Perform ad hoc financial/data analysis, special projects, and other duties as assigned.
•	Manage the cash now planning process and ensure the availability of funds.

Executive agrees that Executive's duties may be changed by the BOD and that Executive will cooperate with the CEO and will serve the Company in such other capacities and with such other duties and responsibilities as arc typically accorded to the position of CFO.

3.   Other Duties and Obligations. In addition to performing the duties and the Services described in Section 2, Executive further agrees with the Company that, during the term of this Agreement:

(a)   Executive will comply with and be bound by the operating policies, procedures, standards, regulations, and practices of the Company that are in effect during Executive's employment with the Company.

(b)   Executive will be generally available and readily accessible to Company in person, by telephone, Zoom, Skype, e-mail, and facsimile at all reasonable times to include necessary overnight travel to subsidiary locations and targeted acquisitions.

(c)   Executive will not: (i) engage in any unethical, dishonest, fraudulent, or felonious criminal behavior; (ii) intentionally or deliberately cause or attempt to cause an injury to the Company; or (iii) steal, convert, misappropriate, or wrongfully and willfully use or disclose any proprietary information, technology, or trade secret of the Company as it relates to company business, relationships, and activities.

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4.   Working Facilities. Executive will work virtually out of his home office. The Company reserves the right to require the Executive at some point in the future given at least 120 days’ notice to work out of the Company corporate headquarters.

5.   Representations of Executive. Executive represent’s and warrants to the Company that he is free to enter and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which Executive is a party or by which Executive is bound. Executive will devote substantially all his time and attention toward the fulfillment and execution of all assigned duties. Executive may devote such time and attention as needed to other business activities such as personal investments, independent consulting, board memberships, and advisory roles. Such other business activities will not unreasonably interfere with your assigned duties.

6.   Salary, Bonus and Benefits.

1.1   The Board shall make all decisions related to Executive's base salary and the payment of bonuses, if any. Executive's Annual Base Salary and other compensation will be reviewed by the Board at least annually.

(a)   Base Salary. During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $102,000 per annum payable monthly, $8,500.00 per month in accordance with the Company's customary payroll practices. Executive's Annual Base Salary for any partial year will be prorated based upon the.") number of days elapsed in such year. The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company's and Executive's performance.

(b)   Additional Base Salary. During the Service Term, the Company will pay Executive during the first year upon up listing to Nasdaq or annually whichever occurs first (the vesting period) and vesting annually in subsequent years additional base salary (the "Additional Base Salary") as the Board may designate from time to time. The initial Additional Base Salary shall consist of 10,000 preferred non-dilutable "I" Shares at a stated value of $4 per share equal to $40,000 per annum. The Additional Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company's and Executive's performance.

2.2   Signing Bonus. In addition, contingent upon successfully up listing to Nasdaq or completing one (1) year of initial employment (the vesting period) Executive shall receive one (1) Preferred C Share with the conversion equal to 100,000 common shares not to exceed Fifty Thousand Dollars ($50,000) of value.

3.3   Stock Options. Executive shall be granted during the original term of this agreement annual stock purchase options which are non-cumulative and expire if not exercised within each calendar year equal to one-half of their annual base salary at an option price of 50% of the current last five (5) day stock average per share at and when exercised.

4.4   Bonus Plan; Stock Options; Equity Awards. Executive shall be eligible to receive an annual bonus in accordance with Company bonus policy to be established by the Board from time to time (the "Annual Bonus"). The Annual Bonus, if any, will be determined by the Board based upon the Company's annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each calendar year of the Company.

5.5   Additional Benefits. Executive and, to the extent eligible, and dependents, shall be entitled to participate in and receive: all future benefits under any welfare or pension benefit plans and programs made available in the future to the Company's senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

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6.6   Expenses. All reasonable and necessary expenses incurred by Executive in connection with Executive's performance of the Services shall be reimbursed provided that such expenses are; (a) in accordance with the Company's policies, as determined from time to time by the Board; and (b) properly documented and accounted for; (c) approved in advance in writing.

(a) The Company shall reimburse Executive $75.00 per month retroactively as a mobile telephone allowance.

6.7   Vacation. Executive will be entitled to four (4) weeks' vacation per year which do not conflict with the company’s quarterly and annual audits and SEC filings.

Upon termination all compensation earned including salary, annual bonuses earned, stock, stock options and benefits earned and vested including vacation time will be pro-rata based upon last date of employment.

7.   Term and Termination.

1.1   Term of Agreement. Unless this Agreement is earlier terminated in accordance with the provision of this Section 7, the term of this Agreement will commence on the Effective Date, and will continue until the date that is three (3) years after the Effective Date (the "Initial Term".) Thereafter, this Agreement shall automatically be renewed for a five-year period ("Renewal Term") unless either party provides the other party with written notice of termination of this Agreement not later than thirty (30) days from the end of the then current term of the Agreement. The expiration of this Agreement at the end of the Initial Term or the then current Renewal term is hereinafter called the "Expiration Date".

2.2   Events of Termination. Executive's employment with the Company will terminate immediately upon any one of the following occurrences:

(a)   the giving of a written notice by the Company to Executive other than pursuant to Section 8.1 stating that Executive's employment with the Company is being terminated without Cause, which notice may be given by the Company at any time at the sole discretion of the Company ("Termination Without Cause");

(b)   the Company's termination of Executive's employment hereunder due to Executive's death or Executive's becoming "Disabled" as defined in Section 8.2 below ("Termination for Death or Disability").

(c)   any resignation by Executive of employment with the Company or any other voluntary termination or abandonment by Executive of his employment with the Company other than as provided in Section 8.3 ("Voluntary Termination"); or

(d)   the Company's termination of Executive's employment hereunder cause as defined in Section 8.1 below ("Termination for Cause").

3.3   "Disabled" Defined. For purposes of this Agreement, Executive will be deemed to be "Disabled" if Executive is unable to perform the Services hereunder for more than 60 days during any consecutive 120-day period because of Executive's illness or physical or mental disability, or incapacity, as determined by the Board, in consultation with a licensed physician mutually agreeable to the Board and Executive & Shareholder.

4.4   Date of Termination. the effective date of Executive's termination pursuance to Section 7.2 (a), (b), (c) or (d), is referred to herein as the "Termination Date."

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8.   Effect of Termination.

1.1   Termination. In the event of the termination of Executive's employment pursuant to Section 7.2(a) prior to the end of the then current term of this Agreement, Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 for a three-month period following termination in addition to other forms of compensation hereunder earned hereunder during the course of his tenure.

2.2   Termination for Death or Disability. In the event of any termination of Executive's employment pursuant to Sections7.2(b), the Company will pay Executive the compensation and benefits otherwise payable to Executive under Section 6 through the Termination Date. Executive's rights under the Company's benefit plans for general application in which Executive then participates, wil1 be determined under the provision of such plans. All options vested as of the Termination Date shall be exercisable to the extent set forth in the option agreement. Executive will be entitled to no other payment or compensation upon any such termination.

3.3   Voluntary Termination. In the event of the termination of Executive's employment pursuant to Section 7.2(c), company will pay Executive no additional compensation or benefits and Executive shall forfeit all unexercised stock options and other equity issuances earned hereunder during the course of his tenure.

4.4   Termination for Cause. In the event of termination of Executive's employment pursuance to Section 7.2(d), the Company will pay the Executive compensation and benefits otherwise payable to Executive through the date of termination and Executive shall forfeit all unexercised stock options.

9.   Noncompetition, Trade Secrets, Etc. Executive hereby acknowledges that during his employment by the Company, Executive will have access to confidential information and business and professional contacts. In consideration of Executive's employment and the special and unique opportunities afforded by Company to Executive as a result of Executive's employment, the Executive hereby agrees as follows:

9.1   Non-Competition. For so long as Executive remains an Executive of the Company and for the Restricted Period (as defined in subsection 9.3 below) after the termination of employment with Company, as such period may be extended as hereinafter set forth Executive shall not directly or indirectly engage in (as principal, shareholder, partner, director, officer, agent, Executive, consultant, of otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by Company at the time of the termination of Executive's employment.) Nothing contained in this Subsection 9.1 shall prevent Executive from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

9.2   Non-Solicitation. For so long as Executive remains an Executive of the Company and for a period of twelve months after the termination of employment with Company for any reason, Executive shall not directly or indirectly (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) induce or attempt to influence any Executive, customer, independent contractor, or supplier of Company to terminate employment or any other relationship with Company.

9.3   Restricted Period Defined; Executive shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, Executive, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by Company, or being definitively planned by company at the time of the termination of Executive’s employment for a period of 12 months.

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9.4   Non-Disclosure. Executive Shareholder shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than company, any "Confidential Information," which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive Shareholder or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Subsection (b) shall apply during and after the period when Executive is an Executive of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets, and the like. At the termination of Executive's employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

9.5   Remedies. Executive acknowledges that the restrictions contained in the foregoing Subsections 9.1 through 9.4, are reasonable and necessary to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profit's and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

If any of the restrictions specified in Subsections 9.1 or 9.2 above should be adjudged unreasonable in any proceeding, then such restrictions shall be modified so that they may be enforced for such time and in such area as is adjudged to be reasonable.

If Executive violates any of the restrictions contained in Subsection 9, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

9.6   Dispute Resolution. Any other controversy or claim arising out of or relating to this Agreement, the relationship resulting in or from this Agreement or breach of any duties hereunder will be settled by Arbitration in accordance with the Arbitration Rules of the U. S. Arbitration & Mediation (“USA&M”) which may be found at www.usam.com. All hearings will be held in Fort Lauderdale , Florida before an Arbitrator who is a licensed attorney with at least 15 years of experience. A judgment upon the award rendered by the Arbitrator shall be entered in a Court with competent jurisdiction. The Federal Arbitration Act (Title 9 U.S. Code Section 1 et. seq.) shall govern all arbitration and confirmation proceedings.

As a condition precedent to the filing of an arbitration claim, the parties agree to first mediate any claims between them at USA&M. Any party refusing to mediate shall not prevent the other party or parties from pursuing their claims in arbitration. The parties will share the cost of mediation equally. Nothing herein will be construed to prevent any party’s use of injunction, and/or any other prejudgment or provisional action or remedy.

The parties agree to also meet and negotiate in good faith in order to resolve any disputes which may arise between them.

10.   Miscellaneous.

10.1   Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provision continuing in full force and effect.

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10.2   No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligation or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver of either party of a breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.3   Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.

10.4   Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements, or understandings with respect thereto.

10.5   Amendment; Waiver. No provision of this Agreement may be modified, waived, terminated, or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

10.6   Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt or as delivered fifteen (15) days after mailing--if sent by mail, or by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

Employer	Cardiff Lexington Corporation
401 East Las Olas
Suite 1400
Fort Lauderdale, FL 33301
alex@cardifflexington.com

Executive:	Patrick Lambert
10135 Akenside Drive
Boca Raton, FL 33428
954-304-3532
ppamb@aol.com

10.7   Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of the successors and personal representatives of the respective parties hereto.

10.8   Headings. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female referents and the word "or" is used in the inclusive sense.

10.9   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

10.10   Survival. The provisions within this agreement will survive the termination or expiration of this Agreement as a continuing agreement of the Company and Executive.

10.11   Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida.

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

Executive/Chief Financial Officer	Cardiff Lexington Corporation

/s/ Patrick Lambert	/s/ Alex H. Cunningham
Patrick Lambert	Alex H. Cunningham, CEO

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